EXHIBIT 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT OF
GROBSTEIN, HORWATH & COMPANY LLP
We hereby consent to the use in this Registration Statement on Form S-3 of Syntax-Brillian Corporation of our report dated October 7, 2005, relating to the financial statements of the Home and Personal Entertainment Business of Syntax Groups Corporation as of June 30, 2005 and 2004 and the related statements of operations, owner’s net investment, and cash flows for each of the two years then ended and for the period from April 21, 2003 (inception) to June 30, 2003.
We also consent to the reference to our Firm under the heading “Experts” in the Prospectus.

/s/ Grobstein, Horwath & Company LLP

February 9, 2006